AMENDMENT TO BYLAWS OF PUBLIC STORAGE, INC.
               ADOPTED BY THE SHAREHOLDERS OF PUBLIC STORAGE, INC.
                                 ON MAY 6, 1999


         RESOLVED: That Article IV, Section 3 of the corporation's Bylaws is hereby amended to read as follows:

         "Section 3. Number and Qualification of Directors. The number of directors of the corporation shall be not less than eight (8) nor more than fifteen (15). The exact number of directors shall be ten (10) until changed, within the limits specified above, by a bylaw amending this Section 3, duly adopted by the board of directors or by the shareholders. The indefinite number of directors may be changed, or a definite number fixed without provision for an indefinite number, by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; subject, however, to such additional voting requirement or limitation as is imposed under applicable law in the case of an amendment reducing the number of directors to a number less than five (5)."


                                   Exhibit 3